Exhibit 99.1

Zoës Kitchen Announces First Quarter 2018 Results

PLANO, TX - (BUSINESS WIRE) - May 24, 2018 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the sixteen weeks ended April 16, 2018.

Results for the sixteen weeks ended April 16, 2018, as compared to the sixteen weeks ended April 17, 2017:

•	Total revenue increased 12.7% to $102.1 million.

•	Comparable restaurant sales decreased 2.3%.

•	11 new Company-owned restaurants opened.

•	Income from operations decreased from $1.7 million to a loss from operations of $1.8 million.

•	Restaurant contribution* decreased 8.2% to $16.5 million, or 16.2% of restaurant sales.

•	Net loss of $3.6 million, or $0.19 per basic and diluted share, compared to net income of $19.0 thousand, or $0.00 per basic and diluted share.

•	Adjusted net loss* of $2.6 million, or $0.13 per diluted share, compared to adjusted net income of $0.3 million, or $0.01 per diluted share.

•	Adjusted EBITDA* decreased 30.9% to $5.6 million.

(*) Restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income (loss) are non-GAAP measures. For reconciliations of restaurant contribution to income (loss) from operations; EBITDA, adjusted EBITDA and adjusted net income (loss) to GAAP net income (loss); and why the Company considers these non-GAAP measures useful, see the reconciliation of non-GAAP measures accompanying this release.

Kevin Miles, President and Chief Executive Officer of Zoës Kitchen, commented, “Our results in the first quarter were challenged as comparable restaurant sales declined 2.3%. Weather and calendar shifts aside, trends softened sequentially from the fourth quarter of 2017 primarily due to decelerating dine-in traffic. Early results in the second quarter have not shown significant improvement, necessitating a downward revision to our annual guidance.”

Miles continued, “While we are encouraged by results coming from investments in digital, delivery, and menu innovation, it is imperative that we take aggressive actions to re-focus our efforts on building sales and improving financial performance. To do so, we will slow our future new unit growth and conduct a thorough review of under-performing restaurants. Additionally, we are taking steps to reduce our G&A infrastructure and will re-allocate resources towards marketing and technology initiatives to drive sales."

Miles concluded, “We have a strong foundation of success at Zoës Kitchen, built on high-quality fresh food, inspired by the Mediterranean lifestyle and delivered with hospitality. We are fully committed to reversing our traffic trends and our team is laser focused on operational execution and sales driving initiatives. We believe the steps we are taking are right for the long-term health of the brand and to maximize shareholder value.”

First Quarter 2018 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 12.7% to $102.1 million in the sixteen weeks ended April 16, 2018, from $90.6 million in the sixteen weeks ended April 17, 2017. Restaurant sales for the sixteen weeks ended April 16, 2018 were $102.0 million, an increase of 12.7% from $90.5 million in the sixteen weeks ended April 17, 2017.

Comparable restaurant sales decreased 2.3% during the sixteen weeks ended April 16, 2018, consisting of a 4.4% decrease in transactions and product mix offset by a 2.1% increase in price. The comparable restaurant base includes those restaurants open for eighteen full periods or longer and included 199 restaurants as of April 16, 2018.

Restaurant contribution decreased 8.2% to $16.5 million in the sixteen weeks ended April 16, 2018, from $18.0 million in the sixteen weeks ended April 17, 2017. As a percentage of restaurant sales, restaurant contribution margin decreased 3.7% to 16.2% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased because of hourly wage rate inflation while store operating expense rates increased due to costs related to marketing.

Net loss for the sixteen weeks ended April 16, 2018 was $3.6 million, or $0.19 per diluted share, compared to net income of $19.0 thousand, or $0.00 per diluted share, for the sixteen weeks ended April 17, 2017. Adjusted net loss was $2.6 million, or $0.13 per diluted share, for the sixteen weeks ended April 16, 2018, compared to adjusted net income of $0.3 million, or $0.01 per diluted share, for the sixteen weeks ended April 17, 2017.

Development
The Company opened 11 new Company-owned restaurants during the sixteen weeks ended April 16, 2018. As of April 16, 2018, there were 251 Company-owned restaurants and three franchised restaurants. As of May 24, 2018, the Company has opened four additional restaurants, bringing the total restaurant count to 258.

FY 2018 Outlook
For the fiscal year ending December 31, 2018, the Company is revising its outlook as follows:

•	Total revenue between $345 million and $352 million (revised from $358 million to $368 million).

•	Comparable restaurant sales of negative 2.0% to negative 4.0% (revised from flat to 2.0%).

•	Approximately 25 Company-owned restaurant openings (unchanged from previous guidance).

•	Restaurant contribution margin between 16.0% and 17.0% (revised from 17.3% to 18.4%).

•	General and administrative expenses between 10.8% and 11.0% of total revenue, inclusive of $3.7 million of non-cash equity based compensation expense (revised from 10.6% to 10.8%).

The Company is initiating certain strategic actions to improve operations and financial performance. The full financial impact of these actions has not yet been determined and is not currently included in the Company’s revised outlook.  These actions will include slowing new unit growth, evaluating under-performing restaurants, reducing general and administrative expenses, and increasing marketing and technology investments. These actions will likely have a material impact to our financial statements in fiscal year 2018.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2018 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13679725. The replay will be available until Thursday, May 31, 2018.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution, a non-GAAP measure, is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus loss from disposal of equipment and pre-opening costs.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) plus the provision for income taxes; less an estimated tax rate of 24%.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast-casual restaurant group serving a distinct menu of fresh, wholesome, made-from-scratch, Mediterranean-inspired dishes delivered with warm hospitality. With no microwaves, or fryers, grilling is the predominate method of cooking along with an abundance of fresh fruits and vegetables, fresh herbs, olive oil and lean proteins. With 258 locations in 20 states across the United States, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com, Facebook, Instagram, Twitter or follow #LiveMed.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income (loss) (collectively, the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Sixteen Weeks Ended
	April 16, 2018	April 17, 2017
Revenue:
Restaurant sales	$102,029	$90,504
Royalty fees	45	57
Total revenue	102,074	90,561
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	29,736	26,496
Labor	32,512	26,952
Store operating expenses	23,257	19,049
General and administrative expenses	10,992	9,985
Depreciation	6,340	5,052
Amortization	358	489
Pre-opening costs	523	567
Loss from disposal of equipment	158	259
Total operating expenses	103,876	88,849
Income (loss) from operations	(1,802)	1,712
Other income and expenses:
Interest expense, net	1,623	1,368
Other income	(27)	(29)
Total other income and expenses	1,596	1,339
Income (loss) before provision for income taxes	(3,398)	373
Provision for income taxes	221	354
Net income (loss)	$(3,619)	$19

Earnings (loss) per share:
Basic	$(0.19)	$0.00
Diluted	$(0.19)	$0.00
Weighted average shares of common stock outstanding:
Basic	19,507,441	19,472,124
Diluted	19,507,441	19,528,915

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's condensed consolidated statements of operations for the period indicated. The percentages set forth below may not reconcile due to rounding of amounts stated:

	Sixteen Weeks Ended
	April 16, 2018	April 17, 2017
Revenue:
Restaurant sales	100.0%	99.9%
Royalty fees	0.0%	0.1%
Total revenue	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization) (1):
Cost of sales	29.1%	29.3%
Labor	31.9%	29.8%
Store operating expenses	22.8%	21.0%
General and administrative expenses	10.8%	11.0%
Depreciation	6.2%	5.6%
Amortization	0.4%	0.5%
Pre-opening costs	0.5%	0.6%
Loss from disposal of equipment	0.2%	0.3%
Total operating expenses	101.8%	98.1%
Income (loss) from operations	(1.8)%	1.9%
Other income and expenses:
Interest expense, net	1.6%	1.5%
Other income	(0.0)%	(0.0)%
Total other income and expenses	1.6%	1.5%
Income (loss) before provision for income taxes	(3.3)%	0.4%
Provision for income taxes	0.2%	0.4%
Net income (loss)	(3.5)%	0.0%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	April 16, 2018	December 25, 2017
Selected Balance Sheet Data:
Cash and cash equivalents	$3,703	$2,276
Total assets	243,219	240,522
Total debt (1)	47,634	45,758
Total liabilities	114,609	109,443
Total stockholders' equity	128,610	131,079

(1) Includes $31.1 million and $33.2 million of deemed landlord financing as of April 16, 2018 and December 25, 2017, respectively.

	Quarter Ended
	April 16, 2018	December 25, 2017	October 2, 2017	July 10, 2017	April 17, 2017
Selected Operating Data:
Company-owned restaurants at end of period	251	240	235	224	211
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales	(2.3)%	0.3%	(0.5)%	(3.8)%	(3.3)%
Units in the comparable base	199	186	178	169	161

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Income (loss) from Operations to Restaurant Contribution (non-GAAP presentation)
(in thousands)

	Sixteen Weeks Ended
	April 16, 2018	April 17, 2017

Restaurant Contribution:
Income (loss) from operations	$(1,802)	$1,712
Less:
Royalty fees	45	57
Add:
General and administrative expenses	10,992	9,985
Depreciation and amortization	6,698	5,541
Pre-opening costs(1)	523	567
Loss from disposal of equipment	158	259
Restaurant Contribution	$16,524	$18,007

Total revenue	$102,074	$90,561
Less: Royalty fees	45	57
Restaurant sales	$102,029	$90,504

Restaurant contribution margin	16.2%	19.9%

(1) Represent expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Sixteen Weeks Ended
	April 16, 2018	April 17, 2017

Adjusted EBITDA:
Net income (loss), as reported	$(3,619)	$19
Depreciation and amortization	6,698	5,541
Interest expense, net	1,623	1,368
Provision for income taxes	221	354
EBITDA	4,923	7,282
Pre-opening costs(1)	523	567
Loss from disposal of equipment	158	259
Adjusted EBITDA	$5,604	$8,108

(1) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (loss) to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Sixteen Weeks Ended
	April 16, 2018	April 17, 2017

Adjusted net income:
Net income (loss), as reported	$(3,619)	$19
Provision for income taxes(1)	221	354
Pre-tax Adjusted net income (loss)	(3,398)	373
Estimated tax provision (benefit)(1)	(816)	90
Adjusted net income (loss)	$(2,582)	$283

Adjusted earnings per share:
Basic	$(0.13)	$0.01
Diluted	$(0.13)	$0.01
Weighted average shares of common stock outstanding:
Basic	19,507,441	19,472,124
Diluted	19,507,441	19,528,915

(1) For comparability, the provision for income taxes is added back to arrive at pre-tax adjusted net income; then, an estimated 24% tax rate is applied to arrive at adjusted net income. The estimated tax provision for the sixteen weeks ended April 17, 2017 has been restated to reflect an estimated 24% tax rate. The estimated tax rate was reduced from 38% to 24% due to the 2017 Tax Cuts and Job Acts. The adjusted net income amount previously disclosed for the sixteen weeks ended April 17, 2017 was $231 thousand.